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                                                                    EXHIBIT 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS


          We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-61862) and Forms S-8 (Nos. 333-75406, 333-49656, 333-33464, 333-30518, 333-74343 and 333-45425) of
ScanSoft, Inc. of our report dated September 6, 2002 relating to statement of assets and liabilities as of September 30, 2001 and the related statement of revenue and direct operating expenses for the nine months ended September 30, 2001 of the Speech and Language Technologies operations of Lernout & Hauspie Speech Products N.V., which appears in this Current Report on Form 8-K/A of ScanSoft Inc. dated December 12, 2001.



/s/ PricewaterhouseCoopers LLP


Boston, Massachusetts
September 13, 2002